Exhibit 3.1

ARTICLES OF AMENDMENT OF
SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION OF
GENCO SHIPPING & TRADING LIMITED
UNDER SECTION 90 OF THE BUSINESS CORPORATIONS ACT

The undersigned, the President of Genco Shipping & Trading Limited, a corporation incorporated under the laws of the Republic of the Marshall Islands (the “Corporation”), for the purpose of amending the Second Amended and Restated Articles of Incorporation of the Corporation, hereby certifies:

1.	The name of the Corporation is Genco Shipping & Trading Limited.

2.	The Articles of Incorporation of the Corporation were filed with the Registrar of Corporations on September 27, 2004.

3.	A new Article S is hereby added to the Second Amended and Restated Articles of Incorporation of the Corporation as follows:

“S.          Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, shall be the federal district courts of the United States of America.  If any provision or provisions of this Article S shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article S (including, without limitation, each portion of any sentence of this Article S containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.  Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock the Corporation shall be deemed to have notice of and consented to the provisions of this Article S.”

4.
The amendment to the Second Amended and Restated Articles of Incorporation of the Corporation was authorized by the unanimous vote of the Corporation’s board of directors and the vote of the holders of a majority of the voting power of all of the Corporation’s outstanding shares entitled to vote thereon at a duly held meeting of shareholders.

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IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment on this 13th day of May, 2021.

GENCO SHIPPING & TRADING LIMITED

By:	/s/ John C. Wobensmith
Name:	John C. Wobensmith
Title:	President